Exhibit 99.1

Janis Smith
202-752-6673

2648

July 14, 2003

Fannie Mae Raises Quarterly Dividend by Six Cents to Forty-five Cents ($0.45); Announces Preferred Stock Dividends

WASHINGTON, DC — The Board of Directors of Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today voted to increase the company’s quarterly dividend on its common stock by six cents to forty-five cents ($0.45). Previously, the company’s quarterly dividend had been thirty-nine cents ($0.39).

Fannie Mae’s Vice Chairman and Chief Financial Officer, Timothy Howard, said, “This dividend increase reflects management’s confidence in the strength and sustainability of the cash flows of Fannie Mae’s business. It also recognizes an increased investor focus on dividend payouts in the wake of the reduction in the tax rate on dividends”.

Fannie Mae’s Board of Directors also voted the following dividends on the company’s preferred stock:

•	a dividend on its outstanding preferred stock, Series D, of $.65625 per share;

•	a dividend on its outstanding preferred stock, Series E, of $.63750 per share;

•	a dividend on its outstanding preferred stock, Series F, of $.4425 per share;

•	a dividend on its outstanding preferred stock, Series G, of $.2288 per share;

•	a dividend on its outstanding preferred stock, Series H, of $.7263 per share;

•	a dividend on its outstanding preferred stock, Series I, of $.6719 per share;

•	a dividend on its outstanding preferred stock, Series J, of $.4725 per share;

•	a dividend on its outstanding preferred stock, Series K, of $.3750 per share;

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Fannie Mae Announces Quarterly Dividends
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•	a dividend on its outstanding preferred stock, Series L, of $.6406 per share; and,

•	an initial dividend on its outstanding preferred stock, Series M, of $.7257 per share.

The quarterly dividend on Fannie Mae’s common stock is an increase of six cents over the previous quarter.

The dividend payment will be made to registered holders of common stock as shown on the books of the corporation at the close of business on July 31, 2003, to be payable on August 25, 2003.

A dividend of $.65625 per share will be paid to the registered holders of preferred stock, Series D, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

A dividend of $.63750 per share will be paid to the registered holders of preferred stock, Series E, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

A dividend of $.4425 per share will be paid to the registered holders of preferred stock, Series F, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

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Fannie Mae Announces Quarterly Dividends
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A dividend of $.2288 per share will be paid to the registered holders of preferred stock, Series G, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

A dividend of $.7263 per share will be paid to the registered holders of preferred stock, Series H, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

A dividend of $.6719 per share will be paid to the registered holders of preferred stock, Series I, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

A dividend of $.4725 per share will be paid to the registered holders of preferred stock, Series J, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

A dividend of $.3750 per share will be paid to the registered holders of preferred stock, Series K, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

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Fannie Mae Announces Quarterly Dividends
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A dividend of $.6406 per share will be paid to the registered holders of preferred stock, Series L, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 30, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

An initial dividend of $.7257 per share will be paid to the registered holders of preferred stock, Series M, as shown on the books of the corporation at the close of business on September 15, 2003, that is outstanding at the close of business on September 15, 2003, for the period from and including June 10, 2003, to but excluding September 30, 2003, to be payable on September 30, 2003.

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Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through a $2 trillion “American Dream Commitment” to increase homeownership rates and serve 18 million targeted American families by the end of the decade. Since 1968, Fannie Mae has provided over $4.8 trillion of mortgage financing for more than 52 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment. Any investment decision as to any purchase of securities referred to herein must be made solely on the basis of information contained in Fannie Mae’s Offering Circular dated January 23, 2003, and that no reliance may be placed on the completeness or accuracy of the information contained in this press release.

You should not deal in securities unless you understand their nature and the extent of your exposure to risk. You should be satisfied that they are suitable for you in the light of your circumstances and financial position. If you are in any doubt you should consult an appropriately qualified financial advisor.

Benchmark Notes and Benchmark Securities are registered marks of Fannie Mae. Unauthorized use of these marks is prohibited.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”